Amendment

to

Mutual Fund Services Agreement

For

Schwartz Investment Trust

This Amendment revises the Mutual Fund Services Agreement dated August 21st, 2000 (the "Agreement") between Schwartz Investment Trust (the "Trust") and Ultimus Fund Solutions, LLC ("Ultimus"), an Ohio limited liability company (collectively the "Parties").

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	Section 2(r) of the Agreement is deleted and replaced with the following.

2(r) prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-CEN and N-PORT (ii) Form N-PX (iii) all required notices pursuant to Rule 24f-2 under the 1940 Act; and

2.	Section 3(d)(ii)(B) of the Agreement is deleted and replaced with the following.

3(d)(ii)(B) the Trust's reports with the SEC on Forms N-CEN, N-PORT , and N-CSR.

3.	A new Section 8(j) is added:

8(j) The Trust will also reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

4.	Schedule B is deleted and replaced with the attached Schedule B

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

Signatures are located on the next page.

The parties duly executed this Amendment as of June 28, 2018.

Schwartz Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ George Schwartz	By:	/s/ Gary R. Tenkman
Name:	George Schwartz	Name:	Gary R. Tenkman
Title:	President	Title:	President

SCHEDULE B

TO THE MUTUAL FUND SERVICES AGREEMENT BETWEEN

SCHWARTZ INVESTMENT TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC

FEES

Ultimus Fund Solutions, LLC will provide all of the fund administration, fund accounting and pricing, transfer agent and shareholder services described herein to the Ave Maria Bond Fund for a monthly fee calculated at the annual rate of 0.10% of such Portfolio's average daily net assets up to $500 million; and 0.075% of such Portfolio's average daily net assets in excess of $500 million.

Ultimus Fund Solutions, LLC will provide all of the fund administration, fund accounting and pricing, transfer agent and shareholder services described herein to each of the other Portfolios for a monthly fee calculated at the annual rate of 0.125% of such Portfolio's average daily net assets up to $500 million; 0.100% of such Portfolio's average daily net assets from $500 million up to $1 billion; and 0.075% of such Portfolio's average daily net assets in excess of $1 billion.

The minimum monthly fee is $3,000 with respect to each Portfolio.

FORMS N-CEN and N-PORT

Beginning on June 1, 2018, the Trust or Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

The Trust or Fund agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and for meeting the requirements of Rule 30bl-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund's first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund's compliance date for F01m N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 11	$_____ plus out of pocket charges
	11 to 500	$_____ plus out of pocket charges
	501 to 2,000	$_____ plus out of pocket charges
	Over 2,000	TBD plus out of pocket charges

Fixed Income Funds	Less than 500	$_____ plus out of pocket charges
	501 to 1,000	$_____ plus out of pocket charges
	Over 1,000	TBD plus out of pocket charges

*	Equity Fund is defined as a fund that has less than 25% debt exposure over the previous three-month period.

OUT-OF-POCKET EXPENSES:

The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 8 of this Agreement.